Exhibit 4.6

INFORMATION CIRCULAR

as at May 7, 2025

(except as otherwise indicated)

This Information Circular is furnished in connection with the solicitation of proxies by the management of ANFIELD ENERGY INC. (the “Company”) for use at the Annual General and Special Meeting (the “Meeting”) of its shareholders to be held on June 13, 2025 at the time and place and for the purposes set forth in the accompanying notice of the Meeting.

In this Information Circular, references to “the Company”, “we” and “our” refer to ANFIELD ENERGY INC. “Common Shares” means common shares without par value in the capital of the Company. “Beneficial Shareholders” means shareholders who do not hold Common Shares in their own name and “intermediaries” refers to brokers, investment firms, clearing houses and similar entities that own securities on behalf of Beneficial Shareholders.

GENERAL PROXY INFORMATION

Solicitation of Proxies

The solicitation of proxies will be primarily by mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees of the Company. The Company will bear all costs of this solicitation. We have arranged for intermediaries to forward the meeting materials to Beneficial Shareholders of the Common Shares held of record by those intermediaries and we may reimburse the intermediaries for their reasonable fees and disbursements in that regard.

Appointment of Proxyholders

The individuals named in the accompanying form of proxy (the “Proxy”) are officers and/or directors of the Company. If you are a shareholder entitled to vote at the Meeting, you have the right to appoint a person or company other than either of the persons designated in the Proxy, who need not be a shareholder, to attend and act for you and on your behalf at the Meeting. You may do so either by inserting the name of that other person in the blank space provided in the Proxy or by completing and delivering another suitable form of proxy.

Voting by Proxyholder

The persons named in the Proxy will vote or withhold from voting the Common Shares represented thereby in accordance with your instructions on any ballot that may be called for. If you specify a choice with respect to any matter to be acted upon, your Common Shares will be voted accordingly. The Proxy confers discretionary authority on the persons named therein with respect to:

(a)	each matter or group of matters identified therein for which a choice is not specified, other than the appointment of an auditor and the election of directors,

(b)	any amendment to or variation of any matter identified therein, and

(c)	any other matter that properly comes before the Meeting.

In respect of a matter for which a choice is not specified in the Proxy, the management appointee acting as a proxyholder will vote in favour of each matter identified on the Proxy and, if applicable, for the nominees of management for directors and auditors as identified in the Proxy.

Registered Shareholders

Registered shareholders (“Registered Shareholders”) may wish to vote by proxy whether or not they are able to attend the Meeting in person. Registered Shareholders electing to submit a proxy may do so by:

(a)

completing, dating and signing the enclosed form of proxy and returning it to the Company’s transfer agent, Computershare Trust Company of Canada, by fax within North America at 1-866-249-7775, outside North America at (416) 263-9524, or by mail to the 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1;

(b)

using a touch-tone phone to transmit voting choices to a tollfree number. Registered Shareholders must follow the instructions of the voice response system and refer to the enclosed proxy form for the tollfree number, the holder’s account number and the proxy access number; or

(c)

using the internet through the website of the Company’s transfer agent at www.investorvote.com. Registered Shareholders must follow the instructions that appear on the screen and refer to the enclosed proxy form for the holder’s account number and the proxy access number;

in all cases ensuring that the proxy is received at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used.

Beneficial Shareholders

The following information is of significant importance to shareholders who do not hold Common Shares in their own name. Beneficial Shareholders should note that the only proxies that can be recognized and acted upon at the Meeting are those deposited by Registered Shareholders (those whose names appear on the records of the Company as the registered holders of Common Shares) or as set out in the following disclosure.

If Common Shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those Common Shares will not be registered in the shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the names of the shareholder’s broker or an agent of that broker (an “intermediary”). In the United States, the vast majority of such Common Shares are registered under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms).

Intermediaries are required to seek voting instructions from Beneficial Shareholders in advance of meetings of shareholders. Every intermediary has its own mailing procedures and provides its own return instructions to clients.

There are two kinds of Beneficial Shareholders - those who object to their name being made known to the issuers of securities which they own (called “OBOs” for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called “NOBOs” for Non-Objecting Beneficial Owners).

The Company is taking advantage of the provisions of National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) that permit it to directly deliver proxy-related materials to its NOBOs. As a result, NOBOs can expect to receive a scannable Voting Instruction Form (“VIF”) from our transfer agent, Computershare. These VIFs are to be completed and returned to Computershare in the envelope provided or by facsimile. In addition, Computershare provides both telephone voting and internet voting as described on the VIF itself which contain complete instructions. Computershare will tabulate the results of the VIFs received from NOBOs and will provide appropriate instructions at the Meeting with respect to the shares represented by the VIFs they receive.

These securityholder materials are being sent to both Registered Shareholders and Beneficial Shareholders of the securities of the Company. If you are a Beneficial Shareholder, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in your request for voting instructions.

The Company has not adopted the notice and access procedure described in NI 54-101 and National Instrument 51-102 – Continuous Disclosure Obligations to distribute its proxy-related materials to the Registered Shareholders and the Beneficial Shareholders. In addition, the Company has not agreed to pay to distribute the proxy-related materials to the OBOs and, unless the intermediaries acting for such OBOs agree to assume the cost of such delivery, OBOs will not receive the proxy-related materials for the Meeting.

Beneficial Shareholders who are OBOs should follow the instructions of their intermediary carefully to ensure that their Common Shares are voted at the Meeting.

The form of proxy supplied to you by your broker will be similar to the proxy provided to Registered Shareholders by the Company. However, its purpose is limited to instructing the intermediary on how to vote your Common Shares on your behalf. Most brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in the United States and in Canada. Broadridge mails a VIF in lieu of a proxy provided by the Company. The VIF will name the same persons as the Company’s Proxy to represent your Common Shares at the Meeting. You have the right to appoint a person (who need not be a Beneficial Shareholder of the Company), other than any of the persons designated in the VIF, to represent your Common Shares at the Meeting and that person may be you. To exercise this right, you should insert the name of the desired representative (which may be yourself) in the blank space provided in the VIF. The completed VIF must then be returned to Broadridge by mail or facsimile or given to Broadridge by phone or over the Internet, in accordance with Broadridge’s instructions. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting and the appointment of any shareholder’s representative. If you receive a VIF from Broadridge, the VIF must be completed and returned to Broadridge, in accordance with its instructions, well in advance of the Meeting in order to have your Common Shares voted or to have an alternate representative duly appointed to attend and to vote your Common Shares at the Meeting.

Notice to Shareholders in the United States

The solicitation of proxies involves securities of an issuer located in Canada and is being effected in accordance with the corporate laws of the Province of British Columbia, Canada and securities laws of the provinces of Canada. The proxy solicitation rules under the United States Securities Exchange Act of 1934, as amended, are not applicable to the Company or this solicitation, and this solicitation has been prepared in accordance with the disclosure requirements of the securities laws of the provinces of Canada. Shareholders should be aware that disclosure requirements under the securities laws of the provinces of Canada differ from the disclosure requirements under United States securities laws.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the Business Corporations Act (British Columbia), as amended, certain of its directors and its executive officers are residents of Canada and a substantial portion of its assets and the assets of such persons are located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its officers and directors to subject themselves to a judgment by a United States court.

Revocation of Proxies

In addition to revocation in any other manner permitted by law, a Registered Shareholder who has given a proxy may revoke it by:

(a)	executing a proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the Registered Shareholder or the

Registered Shareholder’s authorized attorney in writing, or, if the shareholder is a corporation, under its corporate seal by an officer or attorney duly authorized, and by delivering the proxy bearing a later date to Computershare Trust Company of Canada, or

(b)

executing an instrument in writing that is received at the registered office of the Company (at 2200 – 885 West Georgia Street, Vancouver, B.C. V6C 3E8), at any time up to and including the last business day before the day set for the holding of the Meeting or if adjourned meeting, at any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law, or

(c)	personally attending the Meeting and voting the registered shareholder’s Common Shares.

A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company, or any person who has held such a position since the beginning of the last completed financial year end of the Company, nor any nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting other than the election of directors and as may be set out herein. Directors and Named Executive Officers may, however, be interested in the approval of the Company’s stock option plan as detailed herein.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The board of directors (the “Board”) of the Company has fixed May 7, 2025 as the record date (the “Record Date”) for determination of persons entitled to receive notice of the Meeting. Only shareholders of record at the close of business on the Record Date who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Common Shares voted at the Meeting.

The Common Shares of the Company are listed for trading on the TSX Venture Exchange (the “TSXV”). The authorized capital of the Company consists of an unlimited number of Common Shares. As of May 7, 2025, there are 1,154,101,954 Common Shares issued and outstanding, each carrying the right to one vote. No group of shareholders has the right to elect a specified number of directors, nor are there cumulative or similar voting rights attached to the Common Shares.

To the knowledge of the directors and executive officers of the Company, the following individual or corporation beneficially owned, directly or indirectly, or exercised control or direction over, Common Shares carrying more than 10% of the voting rights attached to all outstanding Common of the Company as at May 7, 2025, as follows:

Shareholder Name	Number of Common Shares Held	Percentage of Issued Common Shares

enCore Energy Corp.	170,000,000	14.89%

Extract Capital Master Fund Ltd.	127,308,797	11.15%

Uranium Energy Corp.	203,415,775	17.82%

The audited financial statements of the Company for its fiscal year ended December 31, 2024, the report of the auditor and related management discussion and analysis were filed on SEDAR+ at www.sedarplus.ca on April 9, 2025, and with the securities commissions or similar regulatory authority in Alberta and British Columbia.

VOTES NECESSARY TO PASS RESOLUTIONS

A simple majority of affirmative votes cast at the Meeting is required to pass the resolutions described herein. If there are more nominees for election as directors or appointment of the Company’s auditor than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled. If the number of nominees for election or appointment is equal to the number of vacancies to be filled, all such nominees will be declared elected or appointed by acclamation.

Advance Notice Policy

On August 7, 2013, the Board adopted, and on September 11, 2013 the Shareholders approved, an advance notice policy for the purpose of providing shareholders, directors and management of the Company with a clear framework for nominating directors of the Company in connection with any annual or special meeting of shareholders.

The purpose of the advance notice policy is to (i) ensure that all shareholders receive adequate notice of director nominations and sufficient time and information with respect to all nominees to make appropriate deliberations and register an informed vote; and (ii) facilitate an orderly and efficient process for annual or, where the need arises, special meetings of shareholders of the Company. The advance notice policy fixes the deadlines by which shareholders of the Company must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in a written notice to the Company for any director nominee to be eligible for election at such annual or special meeting of shareholders.

The following is a brief summary of certain provisions of the advance notice policy, and the full text of the policy is available for review on SEDAR+ at www.sedarplus.ca.

1.

Other than pursuant to (i) a proposal made in accordance with the Business Corporations Act (British Columbia) (the “Act”), or (ii) a requisition of the shareholders made in accordance with the provisions of the Act, shareholders of the Company must give advance written notice to the Company of any nominees for election to the board of directors.

2.

The advance notice policy fixes a deadline by which shareholders of the Company must submit, in writing, nominations for directors to the Corporate Secretary of the Company prior to any annual or special meeting of shareholders, and sets forth the specific information that such shareholders must include with their nominations in order to be effective. Only persons who are nominated in accordance with the advance notice policy are eligible for election as directors of the Company.

3.

For an annual meeting of shareholders, notice to the Company must be not less than 30 days and not more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is to be held on a date less than 40 days after the date on which the first public announcement of the date of such annual meeting was made, notice may be given not later than the close of business on the 10th day following such public announcement.

4.

For a special meeting of shareholders (that is not also annual meeting), notice to the Company must be given not later than the close of business on the 15th day following the day on which the first public announcement of the date of such special meeting was made.

5.

The time periods for giving notice set forth above shall in all cases be determined based on the original date of the applicable annual meeting and/or special meeting of shareholders, and in no event shall any adjournment or postponement of a meeting of shareholders, or the reconvening of any adjourned or postponed meeting of shareholders, or the announcement thereof, commence a new time period for the giving of notice as described above.

For the purposes of the advance notice policy, “public announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on SEDAR+ at www.sedarplus.ca.

The Board may, in its sole discretion, waive any provision or requirement of the advance notice policy.

ELECTION OF DIRECTORS

The size of the Board of the Company is currently determined at eight. Shareholders will therefore be asked to approve an ordinary resolution that the number of directors elected be determined at five.

The term of office of each of the current directors will end at the conclusion of the Meeting. Unless the director’s office is earlier vacated in accordance with the provisions of the Act, each director elected will hold office until the conclusion of the next annual general meeting of the Company, or if no director is then elected, until a successor is elected.

The following table sets out the names of management’s nominees for election as directors, all major offices and positions with the Company and any of its significant affiliates each now holds, the period of time during which each has been a director of the Company and the number of Common Shares of the Company beneficially owned by each, directly or indirectly, or over which each exercised control or direction, as at May 7, 2025.

Name of Nominee; Current Position with the Company and Province or State and Country of Residence	Period as a Director of the Company	Common Shares Beneficially Owned or Controlled (1)

Ken Mushinski Chairman, Director Texas, USA	September 9, 2022	2,380,000

Corey Dias (2) Chief Executive Officer and Director Ontario, Canada	November 5, 2012	19,204,240

Laara Shaffer, Chief Financial Officer and Director (3) British Columbia, Canada	May 15, 2023	Nil

Joshua D. Bleak (2) Director Arizona, USA	December 15, 2010	20,944,208

Donald Falconer (3) Director Ontario, Canada	June 11, 2014	25,000

John Eckersley Director Utah, USA	July 2, 2019	1,692,162

Stephen Lunsford (2) (3) Director Wyoming, USA	May 23, 2018	100,000

Ross McElroy Director British Columbia, Canada	March 27, 2025	500,000

Notes:

(1)

The information as to position and principal business and Common Shares beneficially owned or controlled is not within the knowledge of the management of the Company and has been furnished by the respective nominees.

(2)	Member of the audit committee.
(3)	Member of the compensation committee.

Occupation, Business or Employment of Director Nominees

The disclosure sets out each nominee’s principal occupation, business or employment within the five preceding years. The information as to principal occupation, business or employment is not within the knowledge of management of the Company and has been furnished by the respective nominees.

Ken Mushinski is the Chairman and director of the Company and is currently President and Chief Executive Officer of Rare Element Resources. Previously, Mr. Mushinski served as President for Cotter Corporation, Chairman of both technology developer Diazyme Shanghai and chemical manufacturer Miltec Inc. and as a management committee member for the Honeywell/General Atomics ConverDyn partnership. Mr. Mushinski’s responsibilities at the above entities included identifying, negotiating and executing with regard to mergers and acquisitions; operational and financial planning of uranium operations, including sales, marketing and contracting, budgeting, scheduling; and regulatory affairs, including governmental interactions, licensing, permitting, reclamation and decommissioning. Mr. Mushinski holds both a Master of Business Administration and Bachelor of Science, Mechanical Engineering, Summa Cum Laude, from San Diego State University.

Corey Dias is Chief Executive Officer and a director of the Company. Mr. Dias has over twenty years of experience in capital markets and has many years of experience in strategic consulting with a major U.S. management consulting firm. Mr. Dias began his capital markets career in institutional equity research at CIBC in the Canadian Telecommunications sector and has gained further equity research and equity sales experience in other sectors including mining and at other boutique investment firms. Mr. Dias was Vice President at Fortress Investment Group, a major U.S. based hedge fund, where he was involved in the management of a $400 million investment portfolio. Mr. Dias was also a management consultant in the Stockholm office of The Monitor Group., a U.S. based strategy-consulting firm. Mr. Dias holds a Master of Business Administration from the Richard Ivey School of Business at the University of Western Ontario.

Joshua D. Bleak is a director of the Company and was President of the Company from December 15, 2010 to August 30, 2012 and was Chief Executive Officer of the Company from August 30, 2012 to February 21, 2013. Mr. Bleak is a fourth-generation miner from an Arizona mining family that has developed gold, silver, copper and uranium properties throughout the southwestern U.S. He was the Chief Executive Officer of Passport Potash Inc. (“Passport Potash”), a reporting issuer on the TSXV. Mr. Bleak was previously President of American Energy Fields, Inc., a U.S. publicly-traded uranium company. Currently he serves as a director for a number of Canadian junior mining exploration companies and is President of North American Environmental Corp., a consulting company specializing in mining project management, permitting, lobbying and land tenure.

Donald Falconer is a director of the Company and has over 35 years of experience in the uranium and nuclear utility sectors. He holds a Master in Environmental Studies from York University. His experience in the private sector includes positions with a number of prominent uranium companies, including Southern Cross Resources (the predecessor of Uranium One), Uranium One and Aurora Energy Resources, where he focused primarily on uranium marketing and sales. In addition, Mr. Falconer has over 16 years of Board experience with publicly traded companies in various roles, including Energy Fuels (Director), Southern Cross Resources (Director and Corporate Secretary) and AusAmerican Mining (Chairman and Director). Finally, Mr. Falconer spent 7 of his 20 years with Ontario Hydro in its Nuclear Division.

John Eckersley is a director of the Company and an attorney who was been practicing since 1999. His legal practice focuses on securities compliance, corporate governance and estate planning. Mr. Eckersley served as Executive Vice President and Corporate Counsel of Passport Potash Inc. from 2010 to 2015 and as a director from 2011 to 2015. Mr. Eckersley served as a director of Silver Horn Mining Ltd. From 2011 to 2013. Mr. Eckersley was CEO, CFO, President, Corporate Secretary and a director of Scorpion Resources Inc., a capital pool company, from 2014 to 2016. Mr. Eckersley received his B.S. and his Juris Doctorate from the University of Utah.

Stephen Lunsford is a Director of the Company and has 40+ years working as a geologist in the uranium industry. His experience includes working as field geologist, senior geologist, chief geologist, and evaluation geologist in both exploration and production settings. His specialties have included database design and maintenance, sandstone uranium deposit mapping, reserve and resource estimation, ISR wellfield design, production modeling and reporting of actual production. His labors as a registered professional geologist (PG-1344 WY) have mostly involved Wyoming projects (ex: the Charlie Project) however, projects were also located in neighboring states as well as Kazakhstan and Turkey. While performing as chief geologist at the Smith Ranch- Highland uranium mine located in Converse County Wyoming, and later as evaluation geologist, he was the NI 43-101/JORC Qualified Person for Cameco Resources.

Laara Shaffer is the Chief Financial Officer and Director of the Company and has been a corporate management specialist with regulatory and public company reporting experience with several publicly-traded companies during the last 35 years.

Ross McElroy is a professional geologist bringing more than 38 years of mining industry experience both in operation and corporate capacities, involved with major, mid-tier and junior mining and exploration companies. As a very successful exploration geologist, he has been a key member in the discoveries of numerous world-class uranium and gold orebodies, several of which have been advanced to development and mining operations. Mr. McElroy specializes in the exploration and development phases of projects. For the past 15 years, he has served on the boards of several publicly listed and private companies, as both an independent and executive director. His most recent executive role was as President and CEO of Fission Uranium Corp., a company of which he was a co-founder, and where under his leadership as CEO the company eliminated its debt and raised ~$200M in equity finance and where he ultimately navigated the $1.14B sale of Fission Uranium Corp to Paladin Energy in December 2024. Mr. McElroy holds a Bachelor’s Degree in Science, with a Specialization in Geology from the University of Alberta and is a registered professional geologist in Saskatchewan, British Columbia, Nunavut and the Northwest Territories.

Cease Trade Orders and Bankruptcy

No proposed director is, as at the date of this Information Circular, or has been, within ten (10) years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company in respect of which the information circular is being prepared) that:

(a)	was subject to a cease trade or similar order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to a cease trade or similar order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

No proposed director is, as at the date of this Information Circular, or has been within ten (10) years before the date of this Information Circular, a director or executive officer of any company (including the Company in respect of which the information circular is being prepared) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager of trustee appointed to hold its assets.

No proposed director has, within the past ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager, or trustee appointed to hold the assets of the proposed director.

Penalties and Sanctions

No proposed director of the Company has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

APPOINTMENT OF AUDITOR

Dale Matheson Carr-Hilton LaBonte LLP, Chartered Professional Accountants, Suite 1500 – 1140 West Pender Street, Vancouver, British Columbia V6E 4G1 will be nominated at the Meeting for reappointment as auditor of the Company at a remuneration to be fixed by the directors.

AUDIT COMMITTEE AND RELATIONSHIP WITH AUDITOR

National Instrument 52-110 – Audit Committees (“NI 52-110”) requires the Company, as a venture issuer, to disclose annually in its Information Circular certain information concerning the constitution of its audit committee and its relationship with its independent auditor, as set forth in the following:

The Audit Committee’s Charter

The audit committee has a charter. A copy of the Audit Committee Charter is attached as Schedule “A” to this Information Circular.

Composition of the Audit Committee

The members of the audit committee are Joshua Bleak (Chairman), Corey Dias, and Stephen Lunsford. Mr. Lunsford is the independent member of the audit committee. Messrs. Dias and Bleak are not independent members of the audit committee as they are officers of the Company. All members are considered to be financially literate.

Relevant Education and Experience of the Audit Committee

The current members of the audit committee either have university, college level education or extensive business and financial experience. See disclosure under “Occupation, Business or

Employment of Nominees”.

Each of the members of the audit committee has:

•

an understanding of the accounting principles used by the Company to prepare its financial statements, and the ability to assess the general application of those principles in connection with estimates, accruals and reserves;

•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising individuals engaged in such activities; and

•	an understanding of internal controls and procedures for financial reporting.

Audit Committee Oversight

The audit committee has not made any recommendations to the Board to nominate or compensate any auditor other than Dale Matheson Carr-Hilton LaBonte LLP.

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

The Company’s auditor, Dale Matheson Carr-Hilton LaBonte LLP has not provided any material non-audit services.

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on exemptions in relation to “De Minimis Non-audit Services” or any exemption provided by Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

See the Audit Committee Charter for the adoption of specific policies and procedures for the engagement of non-audit services.

Pursuant to the terms of the Audit Committee Charter, the Audit Committee shall pre-approve all non-audit services to be provided to the Company or its subsidiary entities by the Company’s external auditor.

External Auditor Service Fees

The audit committee has reviewed the nature and amount of the non-audited services provided by Dale Matheson Carr-Hilton LaBonte LLP to the Company to ensure auditor independence. Fees incurred with Dale Matheson Carr-Hilton LaBonte LLP for audit and non-audit services in the last two fiscal years for audit fees are outlined in the following table:

Nature of Services	Estimated Fees Paid to Auditor in Year Ended December 31, 2024	Fees Paid to Auditor in Year Ended December 31, 2023

Audit Fees (1)	$140,000 Est.	$145,000

Audit-Related Fees (2)	Nil	Nil

Tax Fees (3)	$19,000	$18,400

All Other Fees (4)	Nil	Nil

Total	$159,000	$163,400

Notes:

(1)

“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of the Company’s consolidated financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

(2)

“Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)

“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)	“All Other Fees” include all other non-audit services.

Exemption

The Company is relying upon the exemption in section 6.1 of NI 52-110 in respect of the composition of its audit committee and in respect of its reporting obligations under NI 52-110 for the year ended December 31, 2024. This exemption exempts a “venture issuer” from the requirement to have 100% of the members of its audit committee independent, as would otherwise be required by NI 52-110.

CORPORATE GOVERNANCE

General

Corporate governance refers to the policies and structure of the board of directors of a company, whose members are elected by and are accountable to the shareholders of the company. Corporate governance encourages establishing a reasonable degree of independence of the board of directors from executive management and the adoption of policies to ensure the board of directors recognizes the principles of good management. The Board of the Company is committed to sound corporate governance practices, as such practices are both in the interests of shareholders and help to contribute to effective and efficient decision-making.

Board of Directors

Directors are considered to be independent if they have no direct or indirect material relationship with the Company. A “material relationship” is a relationship which could, in the view of the Company’s Board of Directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.

The Board facilitates its independent supervision over management in several ways, including retaining independent consultants where it deems necessary, and by reviewing corporate developments with larger shareholders, analysts and potential industry partners.

The independent members of the Board are Don Falconer, Ross McElroy, Ken Mushinski and Stephen Lunsford. Fifty percent of the Board is independent.

Directorships

Name of Director	Name of Reporting Issuer	Exchange Listed

Kenneth Mushinski	Rare Element Resources Ltd	OTCM

Laara Shaffer	Boreal Gold Inc.	CSE

Ross McElroy	Trident Resources Corp (formerly Eros Resources Corp) Homeland Uranium Corp (formerly Valleyview Resources Ltd.)	TSXV TSXV

Orientation and Continuing Education

When new directors are appointed, they receive an orientation, commensurate with their previous experience, on the Company’s properties and business and on the responsibilities of directors.

Board meetings may also include presentations by the Company’s management and employees to give the directors additional insight into the Company’s business.

Ethical Business Conduct

The Board has found that the fiduciary duties placed on individual directors by the Company’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual directors’ participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of the Company.

Nomination of Directors

The Board considers its size each year when it considers the number of directors to recommend to the shareholders for election at the annual meeting of shareholders, taking into account the number required to carry out the Board’s duties effectively and to maintain a diversity of views and experience.

The Board does not have a nominating committee, and these functions are currently performed by the Board as a whole. However, if there is a change in the number of directors required by the Company, this policy will be reviewed.

The Company does have an Advance Notice Policy for the nomination of directors which policy can be viewed at www.sedarplus.ca.

Compensation

The Compensation Committee consists of Don Falconer (Chairman), Stephen Lunsford and Laara Shaffer.

Other Board Committees

The Board has no other committees other than the Audit Committee and the Compensation Committee.

Assessments

The Board monitors the adequacy of information given to directors, communication between the Board and management and the strategic direction and processes of the Board and committees.

STATEMENT OF EXECUTIVE COMPENSATION

Named Executive Officer

In this section “Named Executive Officer” (an “NEO”) means the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of the Company and each of the three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at December 31, 2024 and whose total compensation was in excess of $150,000 as well as any additional individuals for whom disclosure would have been provided except that the individual was not serving as an executive officer of the Company at December 31, 2024.

Ken Mushinski, Chairman, Corey Dias, CEO, Joshua Bleak, Douglas Beahm, COO and Laara Shaffer, CFO, are the NEOs of the Company for the purposes of the following disclosure.

Compensation Discussion and Analysis

The overall objective of the Company’s compensation strategy is to offer medium-term and long-term compensation components to ensure that the Company has in place programs to attract, retain and develop management of the highest caliber and has in place a process to provide for the orderly succession of management, including receipt on an annual basis of any recommendations of the CEO, if any, in this regard. The Company currently has medium-term and long-term compensation components in place, and intends to further develop these compensation components. The objectives of the Company’s compensation policies and procedures are to align the interests of the Company’s employees with the interests of the Company’s shareholders. Therefore, a significant portion of the total compensation is based upon overall corporate performance.

The Company does have in place a compensation committee but not a nominating committee. All tasks related to developing and monitoring the Company’s approach to the compensation of officers of the Company is conducted by the Compensation Committee, while the developing and monitoring the Company’s approach to the nomination of directors to the Board is performed by the members of the Board.

The Company chooses to grant stock options to NEOs to satisfy the long-term compensation component. The Board may consider, on an annual basis, an award of bonuses to key executives and senior management. The amount and award of such bonuses is discretionary, depending on, among other factors, the financial performance of the Company and the position of a participant. The Board considers that the payment of such discretionary annual cash bonuses satisfies the medium-term compensation component. In the future, the Board may also consider the grant of options to purchase common shares of the Company with longer future vesting dates to satisfy the long-term compensation component.

The Compensation Committee has provided recommendations to the Board, and the Board has assessed the Company’s compensation plans and programs for its executive officers to ensure alignment with the Company’s business plan and to evaluate the potential risks associated with those plans and programs. The Board has concluded that the compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on the Company. The Board considers the risks associated with executive compensation and corporate incentive plans when designing and reviewing such plans and programs.

The Company has not adopted a policy restricting its executive officers or directors from purchasing financial instruments that are designated to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by its executive officers or directors. To the knowledge of the Company, none of the executive officers or directors has purchased such financial instruments.

Stock Option Plans and Other Compensation Plans

The Company previously adopted a Share Option Plan dated for reference May 26, 2014 (the “Option Plan”), pursuant to which the board of directors (the “Board”) may grant options (“Options”) to purchase common shares of the Company to NEOs, directors, officers and employees of the Company of affiliated corporations and consultants retained by the Company. Under the Option Plan, a maximum of 10% of the issued and outstanding Common Shares of the Company are to be reserved at any point in time for issuance on the exercise of stock options.

On November 24, 2021, the TSX Venture Exchange (“TSXV”) adopted a new Policy 4.4 – Security Based Compensation (“Policy 4.4”) which governs security-based compensation. The changes to Policy 4.4 generally relate to the expansion of the policy to cover a number of types of security- based compensation in addition to stock options.

At this years’ meeting, shareholders will be asked to approve adoption of a new form of compensation plan (the “Compensation Plan”) with an effective date of June 13, 2025, to replace its existing Option Plan. The Compensation Plan allows for the Company to issue stock options, deferred share units (“DSUs”) and restricted share units (“RSUs”) to purchase common shares of the Company to NEOs, directors, officers and employees of the Company or affiliated corporations and to consultants retained by the Company (collectively “Eligible Persons”).

For details of the Compensation Plan, see “Particulars of Matters to be Acted Upon – Approval of Compensation Plan” below.

The purpose of the Option Plan is to attract, retain, and motivate NEOs, directors, employees and other service providers by providing them with the opportunity, through options, to acquire an interest in the Company and benefitfrom the Company’s growth. Under the Option Plan, the maximum number of Common Shares reserved for issuance, including Options currently outstanding, is equal to 10% of the Shares outstanding from time to time (the “10% Maximum”) when combined with any other share-based compensation arrangements in place. The 10% Maximum is an “evergreen” provision, meaning that, following the exercise, termination, cancellation or expiration of any Options, a number of Common Shares equivalent to the number of options so exercised, terminated, cancelled or expired would automatically become reserved and available for issuance in respectof future Option grants.

The number of Common Shares which may be the subject of Options on a yearly basis to any one person cannot exceed 5% of the number of issued and outstanding Shares at the time of the grant. Options may be granted to any employee, officer, director, consultant, affiliate or subsidiary of the Company exercisable at a price which is not less than the market price of common shares of the Company on the date of the grant. The directors of the Company may, by resolution, determine the time period during which any option may be exercised (the “Exercise Period”), provided that the Exercise Period does not contravene any rule or regulation of such exchange on which the Common Shares may be listed. All Options will terminate on the earliest to occur of (a) the expiry of their term; (b) the date of termination of an optionee’s employment, office or position as director, if terminated for just cause; (c) 90 days (or such other period of time as permitted by any rule or regulation of such exchange on which the Common Shares may be listed) following the date of termination of an optionee’s position as a director or NEO, if terminated for any reason other than the optionee’s disability or death; (d) 30 days following the date of termination of an optionee’s position as a consultant engaged in investor relations activities, if terminated for any reason other than the optionee’s disability, death, or just cause; and (e) the date of any sale, transfer or assignment of the Option.

Options are non-assignable and are subject to early termination in the event of the death of a participant or in the event a participant ceases to be a NEO, director, employee, consultant, affiliate, or subsidiary of the Company, as the case may be. Subject to the foregoing restrictions, and certain other restrictions set out in the Option Plan, the Board is authorized to provide for the granting of Options and the exercise and method of exercise of options granted under the Option Plan.

There are presently 89,117,828 Options outstanding under the current Option Plan, 58.36% of which are held by NEOs or directors of the Company.

Summary Compensation Table

Particulars of compensation paid to each NEO during the three most recently completed financial years ended December 31, 2024, 2023 and 2022 is set out in the summary compensation table below and expressed in Canadian dollars, unless otherwise noted:

Name and Principal Position	Year	Salary (2)	Share- based Awards (3)	Option- based Awards (4)	Non-equity Incentive Plan Compensation (1)		Pension Value	All Other Compensation (5)	Total Compensation
					Annual Incentive Plans	Long- term Incentive Plans

		($)	($)	($)	($)	($)	($)	($)	($)
Ken Mushinski	2024	342,601	Nil	Nil	Nil	Nil	Nil	Nil	342,601
Chairman	2023	202,657	Nil	422,861	Nil	Nil	Nil	Nil	625,518
	2022	84,650	Nil	511,565	Nil	Nil	Nil	135,440	731,655
Corey Dias	2024	375,000	Nil	Nil	Nil	Nil	Nil	Nil	375,000
CEO	2023	300,000	Nil	422,861	Nil	Nil	Nil	305,000	1,027,861
	2022	300,000	Nil	447,620	Nil	Nil	Nil	681,867	1,429,487
Joshua Bleak,	2024	395,600	Nil	Nil	Nil	Nil	Nil	Nil	395,060
Director(6)	2023	270,000	Nil	422,861	Nil	Nil	Nil	307,196	1,000,057
	2022	270,000	Nil	447,620	Nil	Nil	Nil	681,867	1,399,487
Laara Shaffer	2024	51,600	Nil	Nil	Nil	Nil	Nil	Nil	51,600
CFO	2023	51,600	Nil	113,847	Nil	Nil	Nil	84,800	250,247
	2022	51,600	Nil	127,891	Nil	Nil	Nil	51,000	233,342
Douglas Beahm COO	2024	204,514	Nil	Nil	Nil	Nil	Nil	Nil	204,513

Notes:

(1)	“Non-equity Incentive Plan Compensation” includes all compensation under an incentive plan or portion of an incentive plan that is not an equity incentive plan.
(2)

The value of perquisites including property or other personal benefits provided to an NEO that are generally available to all employees, and that in the aggregate are worth less than $50,000, or are worth less than 10% of an NEO’s total salary for the financial year are not reported herein.

(3)

“Share-based Awards” means an award under an equity incentive plan of equity-based instruments that do not have option-like features, including, for greater certainty, common shares, restricted shares, restricted share units, deferred share units, phantom shares, phantom share units, common share equivalent units, and stock.

(4)

“Option-based Awards” means an award under an equity incentive plan of options, including, for greater certainty, share options, share appreciation rights, and similar instruments that have option-like features. The grant date value of the option-based award was determined using the Black-Scholes option-pricing model, with the following assumptions: Expected dividend yield 0%; Volatility 144%-148%; risk free interest rate 1.56%-1.63% and Expected life 5 years.

(5)	Represents bonuses paid.
(6)	Joshua Bleak is the President of each of the Company’s U.S. subsidiaries and was reimbursed for auto expenses of $49,338 and for office rent of $8,223.

For compensation related to previous years, please refer to the Company’s information circulars available at www.sedarplus.ca.

Outstanding Share-based Awards and Option-based Awards

The following table sets forth the share-based awards and option-based awards outstanding as of December 31, 2024, for each NEO:

	Option-based Awards
Name	Number of securities underlying unexercised options	Option exercise price	Option expiration date	Value of unexercised in-the-money options (1)
	(#)	($)	(M/D/Y)	($)
Ken Mushinski	6,500,000	$0.10	Oct. 6, 2028	N/A
	7,000,000	$0.10	Sept. 20, 2027	N/A
	6,500,000	$0.10	Oct. 6, 2028	N/A
Corey Dias	6,125,000 2,625,000	$0.10 $0.12	Sept. 20, 2027 August 27, 2026	N/A N/A
	1,750,000	$0.10	August 28, 2025	N/A
	6,500,000	$0.10	Oct. 6, 2028	N/A
Joshua Bleak	6,125,000 2,625,000	$0.10 $0.12	Sept. 20, 2027 August 27, 2026	N/A N/A
	1,750,000	$0.10	August 28, 2025	N/A
	1,750,000	$0.10	Oct. 6, 2028	N/A
Laara Shaffer	1,750,000 1,000,000	$0.10 $0.12	Sept. 20, 2027 August 27, 2026	N/A N/A
	500,000	$0.10	August 28, 2025	N/A

Notes:

(1)

The value of unexercised “in-the-money options” at the financial year-end is the difference between the option exercise price and the market value of the underlying common shares on the Exchange on December 31, 2024. The closing price of the common shares on December 31, 2024 year end was $0.085.

(2)	These options are registered in the name of Timeline Filing Services Ltd., a company controlled by Ms. Shaffer.

Incentive Plan Awards – Value Vested or Earned During the Year

An “incentive plan” is any plan providing compensation that depends on achieving certain performance goals or similar conditions within a specified period. An “incentive plan award” means compensation awarded, earned paid, or payable under an incentive plan.

The following table sets out the value vested or earned under incentive plans during the year ended December 31, 2024, for each NEO:

Name	Option-based awards – Value vested during the year (1)	Share-based awards – Value vested during the year (2)	Non-equity incentive plan compensation – Value earned during the year (3)
	($)	($)	($)

Ken Mushinski	Nil	Nil	Nil

Corey Dias	Nil	Nil	Nil

Joshua Bleak	Nil	Nil	Nil

Laara Shaffer	Nil	Nil	Nil

Douglas Beahm	N/A	N/A	N/A

Notes:

(1)

Value vested during the year is calculated by subtracting the market price of the Company’s Common Shares on the date the option vesting (being the closing price of the Company’s Common Shares on the TSXV on the last trading day prior to the vesting date. Options vest on the date of grant. Accordingly, the in-the money value of the stock options at the time of vesting was $nil.
(2)	The Company did issue any share-based awards to its NEOs during the fiscal year ended December 31, 2024.
(3)	The Company does not provide a non-equity incentive plan to its NEOs.

For more information about option-based awards, see “Particular of Matters to be Acted Upon – Share Option Plan”.

Pension Plan Benefits

The Company does not have a pension plan that provides for payments or benefits to the NEOs at, following, or in connection with retirement.

Termination and Change of Control Benefits

The Company has contracts, that provide for payments to Corey Dias, Joshua Bleak and Kenneth Mushinski, NEOs, at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change of control of the Company or a change in the NEO’s responsibilities, and which are described as follows:

●

The Company entered into an amended and restated consulting agreement effective February 21, 2025 with Corey Dias (“Dias”), a Director and CEO of the Company (the “Dias Agreement”), which supersedes the previous consulting agreement dated October 1, 2021 with Dias. Under the Dias Agreement, Dias is entitled to a monthly fee of $31,250.

●

The Company entered into an amended and restated consulting agreement effective February 21, 2025 with Josh Bleak (“Bleak”), a Director and President of the Company (the “Bleak Agreement”), which supersedes the previous consulting agreement dated October 1, 2021 with Bleak. Under the Bleak Agreement, Bleak is entitled to a monthly fee of $28,125.

●

The Company entered into a director fee agreement effective March 1, 2025 with Kenneth Mushinski (“Mushinski”), a Director and Chairman of the Company (the “Mushinski Agreement”). Under the Mushinski Agreement, Mushinski is entitled to a monthly fee of US$12,500, as well as an additional top-up bonus.

If the Company terminates the Dias Agreement or the Bleak Agreement without Just Cause (as defined in such agreements), the Company shall provide Dias or Bleak, as the case may be, with working notice (up to a maximum of three (3) months), payment in lieu of working notice or a combination of the two equal to the total of their annual compensation, including any bonuses or equity incentives, for the previous thirty-six (36) months preceding termination. If the Company terminates the Mushinski Agreement without Just Cause (as defined in the Mushinski Agreement), the Company shall provide Mushinski with working notice, payment in lieu of working notice or a combination of the two equal to monthly fees paid in the three (3) months preceding termination.

If the Company terminates the Dias Agreement or the Bleak Agreement without Just Cause (as defined in such agreements) or Dias or Bleak terminate for any reason, in the twelve (12) month period following a Change of Control (as defined in such agreements), the Company shall provide Dias or Bleak, as the case may be, with an amount equal to the total of their annual compensation, including any bonuses or equity incentives, for the previous thirty-six (36) months preceding termination.

Director Summary Compensation Table

The following table sets forth the details of compensation provided to the directors of the Company who are not NEOs during the Company’s most recently completed financial year of December 31, 2024:

Name	Fees Earned ($)	Share-based Awards ($)	Option-based Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total ($)

Don Falconer	Nil	Nil	Nil	Nil	Nil	Nil

Stephen Lunsford	Nil	Nil	Nil	Nil	Nil	Nil

John Eckersley(2)	246,688	Nil	Nil	Nil	Nil	Nil	246,688

Notes:

(1)

The value of the option-based award was determined using the Black-Scholes option-pricing model using the following assumptions: Expected dividend yield 0%; Volatility 144%-148%; risk free interest rate 1.56%-1.63% and Expected life 5 years.

(2)	John Eckersley’s compensation was for legal fees related to the U.S. subsidiaries.

Outstanding Share-based Awards and Option-based Awards

During the year ended December 31, 2024 no options were granted to directors or officers. Existing options are on the following table:

Name	Option-based Awards
	Number of securities underlying unexercised options	Option exercise price	Option expiration date	Value of unexercised in-the-money options (1)
	(#)	($)	(M/D/Y)	($)
Don Falconer	1,750,000 1,750,000	$0.10 $0.10	Oct. 6, 2028 Sept. 20, 2027	Nil Nil
	1,000,000	$0.12	Aug. 27, 2026	Nil
	500,000	$0.10	Aug. 28, 2025	Nil
	175,000	$0.20	July 12, 2024	Nil
John Eckersley	1,750,000 1,750,000	$0.10 $0.10	Oct. 6, 2028 Sept. 20, 2027	Nil Nil
	1,000,000	$0.12	Aug. 27, 2026	Nil
	500,000	$0.10	Aug. 28, 2025	Nil
	175,000	$0.20	July 12, 2024	Nil
Stephen Lunsford	1,750,000 1,750,000	$0.10 $0.10	Oct. 6, 2028 Sept. 20, 2027	Nil Nil
	1,000,000	$0.12	Aug. 27, 2026	Nil
	500,000	$0.10	Aug. 28, 2025	Nil
	175,000	$0.20	July 12, 2024	Nil

Notes:

(1)

The value of unexercised “in-the-money options” at the financial year-end is the difference between the option exercise price and the market value of the underlying common shares on the Exchange on December 31, 2024. The closing price of the common shares on December 31, 2024 year end was $0.085.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets out the value vested or earned under incentive plans during the year ended December 31, 2024, for each director:

Name	Option-based awards – Value vested during the year (1) ($)	Share-based awards – Value vested during the year (2) ($)	Non-equity incentive plan compensation – Value earned during the year (3) ($)
Ken Mushinski	N/A	N/A	N/A
Corey Dias	N/A	N/A	N/A
Joshua Bleak	N/A	N/A	N/A
Don Falconer	N/A	N/A	N/A
Stephen Lunsford	N/A	N/A	N/A
John Eckersley	N/A	N/A	N/A
Don Falconer	N/A	N/A	N/A

Notes:

(1)

All stock options granted by the Company to its directors during the most recent completed fiscal year and in prior years and currently outstanding were fully vested and exercisable on the date of grant and exercise price represented the market price of the underlying common shares as at that date. As such, no dollar value of options vested (being, the difference between the market price of the underlying common shares and the option exercise price on the vesting date) was realized by any of the Company’s directors during the fiscal year ended December 31, 2024.

(2)	The Company did not issue share-base awards to its directors during the fiscal year ended December 31, 2024.
(3)	The Company does not provide a non-equity incentive plan to its directors.
(4)	For more information about option-based awards, see “Particular of Matters to be Acted Upon – Share Option Plan”.

Pension Plan Benefits

The Company does not have a pension plan that provides for payments or benefits to the non-executive directors at, following, or in connection with retirement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The only equity compensation plan which the Company has in place at this time is the Option Plan. See disclosure under heading “Option-Based Awards”.

Equity Compensation Plan Information

The following table sets forth details of the Company’s compensation plans under which equity securities of the Company are authorized at the end of the Company’s most recently completed financial year:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders – the Plan	91,467,828	$0.10	11,955,135
Equity compensation plans not approved by security holders	Nil	N/A	N/A
Total	91,467,828		11,955,135

A copy of the Option Plan is available for review under the profile for the Company on SEDAR+. For more information regarding the Plan, see “Particular of Matters to be Acted Upon – Share Option Plan”.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No directors, proposed nominees for election as directors, executive officers or their respective associates or affiliates, or other management of the Company were indebted to the Company as of the end of the most recently completed financial year or as at the date hereof.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

For purposes of the following discussion, “Informed Person” means (a) a Director or executive officer of the Company; (b) a director or executive officer of a person or company that is itself an Informed Person or a subsidiary of the Company; (c) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of the Company or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of the Company, other than the voting securities held by the person or company as underwriter in the course of a distribution; and (d) the Company itself if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

Except as disclosed in the Notes to the Company’s financial statements for the financial years ended December 31, 2024 and 2023 none of:

(a)	the Informed Persons of the Company;

(b)	the proposed nominees for election as a Director; or

(c)	any associate or affiliate of the foregoing persons,

has any material interest, direct or indirect, in any transaction since the commencement of the Company’s most recently completed financial year or in a proposed transaction which has materially affected or would materially affect the Company or any subsidiary of the Company.

MANAGEMENT CONTRACTS

There are no management functions of the Company which are, to any substantial degree, performed by a person or company other than the directors or executive officers of the Company.

PARTICULARS OF MATTERS TO BE ACTED UPON

A.	APPROVAL OF COMPENSATION PLAN

At this year’s meeting, the Shareholders will be asked to approve the adoption of the Compensation Plan for directors, officers, employees, management company employees and consultants. The Compensation Plan allows for the Company to issue stock options (“Options”), deferred share units (“DSUs”) and restricted share units (“RSUs”) to purchase Common Shares.

The following is a summary of certain provisions of the Compensation Plan and is subject to, and qualified in its entirety by, the full text of the Compensation Plan, which is available for review on the corporate website for the Company (www.anfieldenergy.com) or under the profile for the Company on SEDAR+ (www.sedarplus.ca). Capitalized terms used herein which are not otherwise defined shall have the meaning ascribed to them under the Compensation Plan.

(a)

the maximum number of common shares reserved for issuance pursuant to the grant of Options is equal to 10% of the common shares issued and outstanding at any point in time. The 10% maximum is an “evergreen” provision, meaning that, following the exercise, termination or expiration of any Options, a number of common shares equivalent to the number of options so exercised, terminated, cancelled or expired would automatically become reserved and available for issuance in respect of future Option grants.

(b)	The maximum number of common shares reserved for issuance pursuant to all other share-

based compensation arrangements is limited to five percent (5%) of the common shares issued and outstanding as of the record date, or 57,705,098 common shares.

(c)

the maximum aggregate number of Listed Shares that are issuable pursuant to all Security Based Compensation granted or issued to Insiders (as a group) must not exceed 10% of the issued Common Shares at any point in time;

(d)

the maximum aggregate number of Listed Shares issuable pursuant to all Security Based Compensation granted or issued in any 12-month period to Insiders (as a group) must not exceed 10% of the issued Common Shares, calculated as at the date any Security Based Compensation is granted or issued to any Insider;

(e)

the maximum aggregate number of Listed Shares issuable pursuant to all Security Based Compensation granted or issued in any 12 month period to any one Person (and where permitted under applicable securities exchange policies, any Companies that are wholly owned by that Person) must not exceed 5% of the issued Common Shares, calculated as at the date an any Security Based Compensation is granted or issued to the Person;

(f)

the maximum aggregate number of Listed Shares that are issuable pursuant to all Security Based Compensation granted or issued in any 12-month period to any one Consultant must not exceed 2% of the issued Common Shares, calculated as at the date any Security Based Compensation is granted or issued to the Consultant;

(g)	Investor Relations Service Providers may not receive any Security Based Compensation, other than Stock Options;

(h)

Upon expiry of a Stock Option, or in the event an option is otherwise terminated for any reason, the number of shares in respect of the expired or terminated option shall again be available for the purposes of the Option Plan. All Options granted under the Option Plan may not have an expiry date exceeding ten (10) years from the date on which the Board grants and announces the granting of the Option;

(i)

if a provision is included that the Participant’s heirs or administrators are entitled to any portion of the outstanding Security Based Compensation, the period in which they can make such claim must not exceed one year from the Participant’s death; and

(j)

any Security Based Compensation granted or issued to any Participant who is a Director, Officer, Employee, Consultant or Management Company Employee must expire within a reasonable period, not exceeding 12 months, following the date the Participant ceases to be an eligible Participant under the Compensation Plan.

The Compensation Plan remains subject to the ratification by the shareholders of the Company and approval of the Exchange.

The Compensation Plan Resolution

At the Meeting, Shareholders will be asked to consider and, if thought advisable, to pass, with or without variation, an Ordinary Resolution approving the adoption of the Compensation Plan (the “Compensation Plan Resolution”), substantially in the following form:

“BE IT RESOLVED THAT

1.

the Compensation Plan, in substantially the form as attached as Schedule “B” to the management information circular of the Company dated June 13, 2025, be and is hereby ratified, confirmed and approved with such additional provisions and amendments, provided that such are not inconsistent with the Policies of the Exchange, as the directors of the Company may deem necessary or advisable;

2.	all issued and outstanding stock options of the Company previously granted shall be continued under and governed by the Compensation Plan; and

3.	the directors of the Company be authorized to perform all such other acts and things as may be necessary or desirable to effect the adoption of the Compensation Plan; and that the directors of the Company be authorized to implement or abandon these resolutions in whole or in part, at any time and from time to time in their sole discretion, all without further approval, ratification or confirmation by shareholders.”

Management recommends that Shareholders approve the Compensation Plan Resolution. If the Compensation Plan Resolution is approved by Shareholders, the Directors will have the authority, in their sole discretion, to implement or revoke the Compensation Plan Resolution and otherwise implement or abandon the Compensation Plan.

In the absence of instructions to the contrary, the Proxyholders intend to vote the Common Shares represented by each Proxy, properly executed, FOR the Compensation Plan Resolution.

ADDITIONAL INFORMATION

Additional information relating to the Company is filed on SEDAR+ at www.sedarplus.ca and upon request from the Company at phone number (604) 669-5762 or fax number (604) 608-4804. Copies of documents will be provided free of charge to security holders of the Company. The Company may require the payment of a reasonable charge from any person or company who is not a security holder of the Company, who requests a copy of any such document. The Company’s financial information is provided in the Company’s audited consolidated financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR+ website at the location noted above.

OTHER MATTERS

The Board is not aware of any other matters which it anticipates will come before the Meeting as of the date of mailing of this Information Circular.

The contents of this Information Circular and its distribution to shareholders have been approved by the Board of the Company.

DATED at Vancouver, British Columbia, effective May 7, 2025.

BY ORDER OF THE BOARD

“Corey Dias”

Chief Executive Officer

SCHEDULE “A”

AUDIT COMMITTEE CHARTER

The audit committee will assist the board of directors (the “Board”) in fulfilling its financial oversight responsibilities. The audit committee will review and consider in consultation with the auditors the financial reporting process, the system of internal control and the audit process. In performing its duties, the audit committee will maintain effective working relationships with the Board, management, and the external auditors. To effectively perform his or her role, each audit committee member must obtain an understanding of the principal responsibilities of audit committee membership as well and the Company’s business, operations and risks.

Composition

The Board will appoint from among their membership an audit committee after each annual general meeting of the shareholders of the Company. The audit committee will consist of a minimum of three directors.

Independence

A majority of the members of the audit committee must not be officers, employees or control persons of the Company.

Expertise of Committee Members

Each member of the audit committee must be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the committee. At least one member of the audit committee must have accounting or related financial management expertise. The Board shall interpret the qualifications of financial literacy and financial management expertise in its business judgment and shall conclude whether a director meets these qualifications.

Meetings

The audit committee shall meet in accordance with a schedule established each year by the Board, and at other times that the audit committee may determine. The audit committee shall meet at least annually with the Company’s Chief Financial Officer and external auditors in separate executive sessions.

Roles and Responsibilities

The audit committee shall fulfill the following roles and discharge the following responsibilities:

External Audit

The audit committee shall be directly responsible for overseeing the work of the external auditors in preparing or issuing the auditor’s report, including the resolution of disagreements between management and the external auditors regarding financial reporting and audit scope or procedures. In carrying out this duty, the audit committee shall:

•

recommend to the Board the external auditor to be nominated by the shareholders for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company;

•	review (by discussion and enquiry) the external auditors’ proposed audit scope and approach;

•	review the performance of the external auditors and recommend to the Board the appointment or discharge of the external auditors;

•	review and recommend to the Board the compensation to be paid to the external auditors; and

•

review and confirm the independence of the external auditors by reviewing the non-audit services provided and the external auditors’ assertion of their independence in accordance with professional standards.

Internal Control

The audit committee shall consider whether adequate controls are in place over annual and interim financial reporting as well as controls over assets, transactions and the creation of obligations, commitments and liabilities of the Company. In carrying out this duty, the audit committee shall:

•	evaluate the adequacy and effectiveness of management’s system of internal controls over the accounting and financial reporting system within the Company; and

•	ensure that the external auditors discuss with the audit committee any event or matter which suggests the possibility of fraud, illegal acts or deficiencies in internal controls.

Financial Reporting

The audit committee shall review the financial statements and financial information prior to its release to the public. In carrying out this duty, the audit committee shall:

•	General

o	review significant accounting and financial reporting issues, especially complex, unusual and related party transactions; and

o	review and ensure that the accounting principles selected by management in preparing financial statements are appropriate.

•	Annual Financial Statements

o	review the draft annual financial statements and provide a recommendation to the Board with respect to the approval of the financial statements;

o	meet with management and the external auditors to review the financial statements and the results of the audit, including any difficulties encountered; and

o	review management’s discussion & analysis respecting the annual reporting period prior to its release to the public.

•	Interim Financial Statements

o	review and approve the interim financial statements prior to their release to the public; and

o	review management’s discussion & analysis respecting the interim reporting period prior to its release to the public.

•	Release of Financial Information

o	where reasonably possible, review and approve all public disclosure, including news releases, containing financial information, prior to its release to the public.

Non-Audit Services

All non-audit services (being services other than services rendered for the audit and review of the financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements) which are proposed to be provided by the external auditors to the Company or any subsidiary of the Company shall be subject to the prior approval of the audit committee.

Delegation of Authority

The audit committee may delegate to one or more independent members of the audit committee the authority to approve non-audit services, provided any non-audit services approved in this manner must be presented to the audit committee at its next scheduled meeting.

De-Minimis Non-Audit Services

The audit committee may satisfy the requirement for the pre-approval of non-audit services if:

•

the aggregate amount of all non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the Company and its subsidiaries to the external auditor during the fiscal year in which the services are provided; or

•

the services are brought to the attention of the audit committee and approved, prior to the completion of the audit, by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated.

Pre-Approval Policies and Procedures

The audit committee may also satisfy the requirement for the pre-approval of non-audit services by adopting specific policies and procedures for the engagement of non-audit services, if:

•	the pre-approval policies and procedures are detailed as to the particular service;

•	the audit committee is informed of each non-audit service; and

•	the procedures do not include delegation of the audit committee’s responsibilities to management.

Other Responsibilities

The audit committee shall:

•	establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters;

•	establish procedures for the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters;

•	ensure that significant findings and recommendations made by management and external auditor are received and discussed on a timely basis;

•	review the policies and procedures in effect for considering officers’ expenses and perquisites;

•	perform other oversight functions as requested by the Board; and

•	review and update this Charter and receive approval of changes to this Charter from the Board.

Reporting Responsibilities

The audit committee shall regularly update the Board about audit committee activities and make appropriate recommendations.

Resources and Authority of the Audit Committee

The audit committee shall have the resources and the authority appropriate to discharge its responsibilities, including the authority to:

•	engage independent counsel and other advisors as it determines necessary to carry out its duties;

•	set and pay the compensation for any advisors employed by the audit committee; and

•	communicate directly with the internal and external auditors.

Guidance – Roles & Responsibilities

The following guidance is intended to provide the audit committee members with additional guidance on fulfilment of their roles and responsibilities on the committee:

Internal Control

•

evaluate whether management is setting the goal of high standards by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities;

•

focus on the extent to which external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of an IT systems breakdown; and

•	gain an understanding of whether internal control recommendations made by external auditors have been implemented by management.

Financial Reporting

•	General

o	review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements;

o	ask management and the external auditors about significant risks and exposures and the plans to minimize such risks; and

o	understand industry best practices and the Company’s adoption of them.

•	Annual Financial Statements

o

review the annual financial statements and determine whether they are complete and consistent with the information known to committee members, and assess whether the financial statements reflect appropriate accounting principles in light of the jurisdictions in which the Company reports or trades its shares;

o	pay attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures;

o

focus on judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of loan losses; warranty, professional liability; litigation reserves; and other commitments and contingencies;

o	consider management’s handling of proposed audit adjustments identified by the external auditors; and

o	ensure that the external auditors communicate all required matters to the committee.

•	Interim Financial Statements

o	be briefed on how management develops and summarizes interim financial information, the extent to which the external auditors review interim financial information;

o	meet with management and the auditors, either telephonically or in person, to review the interim financial statements; and

o	to gain insight into the fairness of the interim statements and disclosures, obtain explanations from management on whether:

◾	actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

◾

changes in financial ratios and relationships of various balance sheet and operating statement figures in the interim financial statements are consistent with changes in the company’s operations and financing practices;

◾	generally accepted accounting principles have been consistently applied;

◾	there are any actual or proposed changes in accounting or financial reporting practices;

◾	there are any significant or unusual events or transactions;

◾	the Company’s financial and operating controls are functioning effectively;

◾	the Company has complied with the terms of loan agreements, security indentures or other financial position or results dependent agreement; and

◾	the interim financial statements contain adequate and appropriate disclosures.

•	Compliance with Laws and Regulations

o	periodically obtain updates from management regarding compliance with this policy and industry “best practices”;

o	be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and

o	review the findings of any examinations by securities regulatory authorities and stock exchanges.

•	Other Responsibilities

o	Review, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements.